Exhibit 99.(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated April 25, 2016 for Jefferson National Life Annuity Account G in the Registration Statement on Form N-4 (No. 333-124048 and 811-07501) and the related Prospectus of Jefferson National Life Annuity Account G dated May 1, 2016.

We also consent to the use of our report on Jefferson National Life Insurance Company dated March 30, 2016 included in this Registration Statement.  Such report expresses our opinion that Jefferson National Life Insurance Company’s statutory-basis financial statements present fairly, in all material respects, the financial position of Jefferson National Life Insurance Company at December 31, 2015 and 2014, and the results of its operations, changes in its capital and surplus and its cash flows for the years ended December 31, 2015, 2014 and 2013 in conformity with statutory accounting practices prescribed or permitted by the Texas State Insurance Department and not in conformity with accounting principles generally accepted in the United States.

/s/ BDO USA, LLP

New York, New York

April 25, 2016